Exhibit (c)(8)

Preliminary Draft – Confidential Analysis at Various Prices For Reference Only Implied Premium to: EV / EBITDA1 Implied Premium to: August 17 10-Day 20-Day 30-Day November 28 DCP Price Price VWAP2 of VWAP2 of VWAP2 of Price Offer per Unit $34.75 $34.46 $33.88 $32.49 2022E 2023E $38.65 Initial Offer $34.75 —% 0.8% 2.6% 6.9% 7.4x 7.6x (10.1%) 35.00 0.7% 1.6% 3.3% 7.7% 7.4 7.6 (9.4%) 36.00 3.6% 4.5% 6.2% 10.8% 7.5 7.8 (6.9%) 37.00 6.5% 7.4% 9.2% 13.9% 7.7 7.9 (4.3%) 38.00 9.4% 10.3% 12.1% 16.9% 7.8 8.0 (1.7%) 2nd Offer 38.25 10.1% 11.0% 12.9% 17.7% 7.8 8.1 (1.0%) 39.00 12.2% 13.2% 15.1% 20.0% 7.9 8.1 0.9% Current Offer 39.25 12.9% 13.9% 15.8% 20.8% 7.9 8.2 1.6% 40.00 15.1% 16.1% 18.1% 23.1% 8.0 8.3 3.5% 41.00 18.0% 19.0% 21.0% 26.2% 8.1 8.4 6.1% 42.00 20.9% 21.9% 24.0% 29.3% 8.3 8.5 8.7% 43.00 23.7% 24.8% 26.9% 32.3% 8.4 8.6 11.3% 44.00 26.6% 27.7% 29.9% 35.4% 8.5 8.8 13.8% 45.00 29.5% 30.6% 32.8% 38.5% 8.6 8.9 16.4% 46.00 32.4% 33.5% 35.8% 41.6% 8.7 9.0 19.0% 47.00 35.3% 36.4% 38.7% 44.6% 8.9 9.1 21.6% SC 2nd Counter 47.25 36.0% 37.1% 39.4% 45.4% 8.9 9.2 22.3% 48.00 38.1% 39.3% 41.7% 47.7% 9.0 9.3 24.2% SC 1st Counter 49.00 41.0% 42.2% 44.6% 50.8% 9.1 9.4 26.8% Source: DCP filings, FactSet; as of November 28, 2022 1. EBITDA based on the DCP Financial Projections; Enterprise Value assumes balance sheet items as of December 31, 2022 per management model 2. Based on August 17, 2022 unaffected price date 1

Preliminary Draft – Confidential Preliminary Valuation of the Common Units Preliminary Valuation Summary For Reference Only Discounted Peer Group Discounted Cash Flow Analysis Distributions Trading Analysis MLP Analyst Analysis Precedent M&A Premiums Price Transaction Analysis Paid Targets Market Price/DCF Exit Multiple Perpetuity Grow th CAPM EV/EBITDA Return per LP Unit $65.00 Implied $57.64 range based on 5% $54.92 $55.00 $53.83 annual distribution $50.33 growth $50.20 $48.90 $48.61 $48.61 $48.61 through $47.93 $47.79 $45.92 $46.63 2027E1 $44.37 $44.33 $45.00 $45.00 $43.88 $44.05 $45.55 $41.61 $38.33 $40.29 $34.93 $38.46 $38.44 $37.36 $39.96 $38.00 $35.00 $36.65 $32.22 $34.86 $34.59 $33.41 $33.27 $30.30 $33.27 $33.56 $29.52 $31.66 $32.13 $32.28 $32.28 $32.28 $25.55 $29.71 $24.65 $25.00 $27.11 Price as of 11/28/22: $38.65 $25.10 Proposed Consideration: $39.25 $19.29 $19.79 $15.00 $16.31 $14.77 $5.00 4.0%—5.0% 7.25%—8.25% WACC Terminal Yield 8.25x—9.25x 6.5x—7.5x 2023E EBITDA 2023E DCF/LP Unit Median 9.0%—11.0%—Merger Analyst 7.25x—9.25x 11.0% 13.0% Premium: Price 8.25x—9.25x 0.5%—1.5% 2022E EBITDA Equity Equity 15.0%—Targets Exit Multiple Perpetuity Grow th Rate 8.0x—9.0x 6.0x—7.0x Cost of Cost of 2024E EBITDA 2024E DCF/LP Unit 30.0% Capital Capital Sensitivity Case B – Sensitivity Case C – Sensitivity Case C –DCP Financial Projections NYMEX Strip Pricing Case Higher Commodity Prices Lower Commodity Prices 1. For reference only: sensitivity case using a 5% annual distribution growth rate which assumes lower than the commodity super cycle board assumption of 7.5% growth and management 0% growth scenarios 2

Appendix

Preliminary Draft – Confidential Historical Multiples and Share Price Performance Relative Price Performance Since January 3, 20221 175% 125% 79.5% 75% 25% 37.1% 5.3% 1.6% (25%) (17.4%) 1/3/22 2/26/22 4/22/22 6/16/22 8/10/22 10/4/22 11/28/22 DCP Peers WTI HHUB S&P 500 Change in Share Price and Valuation Multiples Share Price EV / NTM EBITDA² 8/17/22 Current Ä 8/17/22—Current 8/17/22 Current Ä 8/17/22—Current DCP $34.75 $38.65 11.2% 7.4x 7.8x 0.4x Peers: AM $10.32 $10.97 6.3% 9.0x 9.2x 0.2x CEQP 26.03 28.40 9.1% 6.5 8.3 1.8 DTM 57.27 58.66 2.4% 10.1 10.2 0.1 ENLC 9.84 12.38 25.8% 8.4 9.0 0.7 ETRN 9.53 7.86 (17.5%) 11.1 10.3 (0.8) HESM 29.99 29.57 (1.4%) 9.5 9.5 (0.1) KNTK 38.61 32.51 (15.8%) 9.3 9.0 (0.3) OKE 62.96 63.72 1.2% 11.1 10.6 (0.5) SMLP 15.97 20.23 26.7% 7.2 6.6 (0.6) TRGP 67.44 72.29 7.2% 8.3 9.0 0.7 WES 27.44 27.01 (1.6%) 8.0 7.9 (0.1) Peer Median $27.44 $28.40 2.4% 9.0x 9.0x (0.1x) Source: FactSet market data as of November 28, 2022 1. First trading day of 2022 – peers relative price performance calculated as an average of Peers indexed price performance 2. EV / NTM EBITDAX based on FactSet Consensus trading multiples 3

Preliminary Valuation of the Common Units

Peer Group Trading Analysis

($ in millions, except per unit/share amounts)

Parthership / Company	Price 11/28/22	Equity Value	Enterprise Value	Enterprise Value/EBITDA 2023E	Enterprise Value/EBITDA 2024E	Price/DCF / CAFD per Share 2023E	Price/DCF / CAFD per Share 2024E	Distribution Yield Current	Distribution Yield 2023E	Dist. Growth	Net Debt / 2023E EBITDA
Gathering & Processing MLPs/Companies											
Antero Midstream Corporation	$10.97	$5,308	$8,678	9.1x	8.6x	9.2x	8.1x	8.2%	8.2%	NM	3.5x
Crestwood Equity Partners LP	28.40	3,057	7,461	8.2	7.8	5.1	4.7	9.2%	9.2%	3.7%	3.7
DT Midstream, Inc.	58.66	5,747	9,149	10.1	9.5	9.9	9.3	4.4%	4.6%	6.9%	3.6
EnLink Midstream, LLC	12.38	5,997	12,192	9.0	8.8	6.0	5.8	3.6%	4.0%	10.0%	3.4
Equitrans Midstream Corporation	7.86	3,438	10,882	10.4	9.2	6.3	5.4	7.6%	7.6%	2.4%	6.0
Hess Midstream Partners LP	29.57	7,097	10,003	9.4	8.8	8.1	7.8	7.6%	7.9%	4.0%	2.7
Kinetik Holdings Inc.	32.51	4,465	7,904	8.8	7.8	6.1	5.3	9.2%	9.6%	4.2%	3.8
ONEOK, Inc.	63.72	28,592	41,445	10.6	10.3	11.7	11.0	5.9%	5.9%	4.0%	3.3
Summit Midstream Partners, LP	20.23	213	1,944	6.5	6.0	NM	NM	--%	--%	NM	5.1
Targa Resources Corp.	72.29	16,694	30,046	8.9	8.7	7.0	6.8	1.9%	2.2%	10.0%	3.3
Western Midstream Partners, LP	27.01	10,711	17,520	7.8	7.6	6.3	5.9	7.4%	7.4%	11.8%	3.0
Mean				**9.0x**	**8.5x**	**7.6x**	**7.0x**	**5.9%**	**6.1%**	**6.3%**	**3.8x**
Median				**9.0**	**8.7**	**6.6**	**6.3**	**7.4%**	**7.4%**	**4.2%**	**3.5**
DCP Midstream, LP (Consensus)[1]	**$38.65**	**$8,078**	**$13,594**	**7.8x**	**8.2x**	**6.3x**	**6.7x**	**4.5%**	**4.7%**	**3.1%**	**2.7x**
DCP Midstream, LP (DCP Financial Projections)[1]	**$38.65**	**$8,078**	**$13,594**	**8.0x**	**8.6x**	**6.5x**	**7.0x**	**4.5%**	**4.4%**	**--%**	**3.0x**

Source: Company filings, FactSet, Wall Street Research; as of November 28, 2022
1. Balance sheet data as of September 30, 2022

EVERCORE 4 dcp Midstream

Preliminary Draft – Confidential Weighted Average Cost of Capital Analysis DCP Common Units – Capital Asset Pricing Model ($ in millions, except per unit/share amounts) Unit/Share Price Market Equity Total Debt and Total Debt / Adjusted Unlevered 11/28/22 Value Preferred Equity Capitalization Beta 1 2 Partnership/Corporation Total Beta Antero Midstream Corporation $10.97 $5,308 $3,370 38.8% 0.77 0.51 Crestwood Equity Partners LP 28.40 3,057 4,182 57.8% 0.60 0.31 EnLink Midstream, LLC 12.38 5,997 4,579 43.3% 1.01 0.63 Equitrans Midstream Corporation 7.86 3,438 7,014 67.1% 0.89 0.34 Hess Midstream Partners LP 29.57 7,097 2,909 29.1% 0.73 0.57 Kinetik Holdings Inc. 32.51 4,465 3,448 43.6% 0.76 0.47 CAPM ONEOK, Inc. 63.72 28,592 12,876 31.1% 1.03 0.76 Summit Midstream Partners, LP 20.23 213 1,728 89.0% 0.91 0.13 Targa Resources Corp. 72.29 16,694 11,198 40.1% 0.90 0.59 Western Midstream Partners, LP 27.01 10,711 7,095 39.8% 0.88 0.60 Mean 48.0% 0.85 0.49 Median 41.7% 0.89 0.54 DCP Midstream, LP $38.65 $8,078 $5,584 40.9% 0.74 0.50 Risk-free Rate 3 4.0% Unlevered Beta 0.50 Debt and Preferred / Total Capitalization 40.9% Adjusted Levered Equity Beta 0.74 DCP Midstream Cost of Debt7 Supply-Side MRP Historical MRP WACC Market Risk Premium (“MRP”) 4 6.2% 7.5% Yield-to-Worst Small Company Risk Premium 5 0.7% DCP Midstream 5.600% Senior Notes Due 2044 6.08% Equity Cost of Capital 6 9.3% 10.2% U.S. Treasury Note Due 2042 3.97% Pre-Tax Cost of Debt 7 6.0% Less: U.S. Treasury Note Due 2044 4.08% After-Tax Cost of Debt 8 4.2% (0.11%) WACC 7.2% 7.7% DCP Midstream Implied 20-Year Cost of Debt 5.97% Equity Cost of Capital Sensitivity WACC Sensitivity (Supply-Side / Historical) (Supply-Side / Historical) Debt and Preferred / Total Capitalization Debt and Preferred / Total Capitalization 45.0% 50.0% 55.0% 60.0% 65.0% 45.0% 50.0% 55.0% 60.0% 65.0% 0.45 6.9% / 7.4% 6.8% / 7.3% 6.8% / 7.2% 6.7% / 7.2% 6.6% / 7.1% 0.45 9.1% / 10.0% 9.4% / 10.4% 9.9% / 10.9% 10.4% / 11.6% 11.1% / 12.4% ta 0.50 7.2% / 7.7% 7.1% / 7.6% 7.0% / 7.5% 7.0% / 7.5% 6.9% / 7.4% ta 0.50 9.6% / 10.6% 10.0% / 11.0% 10.5% / 11.6% 11.1% / 12.3% 11.9% / 13.3% evered e B 0.55 7.4% / 8.0% 7.4% / 7.9% 7.3% / 7.9% 7.2% / 7.8% 7.1% / 7.7% evered e B 0.55 10.1% / 11.1% 10.5% / 11.7% 11.0% / 12.3% 11.7% / 13.1% 12.6% / 14.1% nl 0.60 7.7% / 8.3% 7.6% / 8.3% 7.5% / 8.2% 7.5% / 8.1% 7.4% / 8.0% nl 0.60 10.6% / 11.7% 11.0% / 12.3% 11.6% / 13.0% 12.4% / 13.9% 13.3% / 15.0% U 0.65 8.0% / 8.7% 7.9% / 8.6% 7.8% / 8.5% 7.7% / 8.4% 7.6% / 8.3% U 0.65 11.1% / 12.3% 11.6% / 12.9% 12.2% / 13.7% 13.0% / 14.6% 14.0% / 15.9% 1.                Source: Predicted raw betas from FactSet; Adjusted Equity Beta calculated as: (0.67) × Raw Beta +(0.33) × 1.0 2.                Unlevered Beta calculated as: Adjusted Equity Beta × (E/(E + D × (1-T)); Assumes corporate tax rate of 29.6% for partnerships and 21.0% for corporations 3.                20-year Treasury as of November 28, 2022 4.                Source: Duff & Phelps 5.                Decile: Mid Cap (5) with equity value range of $6,743.4 million to $13,177.8 million 6.                Equity Cost of Capital calculated as: Risk-free rate + (Levered Equity Beta × Market Risk Premium) + Small Company Risk Premium 7.                Implied DCP 20-year cost of debt based on the yield-to-worst of DCP’s 5.600% Senior Notes Due 2044 adjusted for 20-year maturity using the implied yield spread from relevant U.S. treasury notes 8.                Assumes U.S. individual partnership income tax structure through 2025 of 80.0% of income taxable at highest tax rate of 37.0%, or 29.6%    5

Preliminary Draft – Confidential Weighted Average Cost of Capital Analysis DCP Common Units – Total Expected Market Return ($ in millions, except per unit/share amounts) Unit/Share Price Market Equity Distribution/Dividend Total Partnership/Corporation 11/28/22 Value Current Yield Growth Return Antero Midstream Corporation $10.97 $5,308 8.2% —% 8.2% Crestwood Equity Partners LP 28.40 3,057 9.2% 3.7% 12.9% EnLink Midstream, LLC 12.38 5,997 3.6% 10.0% 13.7% Equitrans Midstream Corporation 7.86 3,438 7.6% 2.4% 10.0% Total Hess Midstream Partners LP 29.57 7,097 7.6% 4.0% 11.6% Expected Kinetik Holdings Inc. 32.51 4,465 9.2% 4.2% 13.5% Market ONEOK, Inc. 63.72 28,592 5.9% 4.0% 9.9% Return Targa Resources Corp. 72.29 16,694 1.9% 10.0% 11.9% Western Midstream Partners, LP 27.01 10,711 7.4% 11.8% 19.2% Mean 12.3% Median 11.9% DCP Midstream, LP $38.65 $8,078 4.5% 3.1% 7.6% WACC Debt and Preferred / Total Capitalization 40.9% Market Required Equity Return 11.9% WACC Pre-Tax Cost of Debt1 6.0% After-Tax Cost of Debt2 4.2% DCP Cost of Debt1 WACC 8.8% Yield-to-Worst DCP Midstream 5.600% Senior Notes Due 2044 6.08% U.S. Treasury Note Due 2042 3.97% Less: U.S. Treasury Note Due 2044 4.08% (0.11%) DCP Midstream Implied 20-Year Cost of Debt 5.97% 1. Implied DCP 20-year cost of debt based on the yield-to-worst of DCP’s 5.600% Senior Notes Due 2044 Adjusted for 20-year maturity using the implied yield spread from relevant U.S. treasury notes 2. Assumes U.S. individual partnership income tax structure through 2025 of 80.0% of income taxable at highest tax rate of 37.0%, or 29.6% 6